Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMMUNICATION INTELLIGENCE CORPORATION

It is hereby certified that:

1.                                      The name of the corporation is Communication Intelligence Corporation (hereinafter called the “Corporation”).

2.                                      The amended and restated certificate of incorporation of the Corporation is hereby amended by striking out paragraph (a) of Article Fourth thereof and by substituting in lieu of said paragraph the following new paragraph:

“FOURTH:  The total number of shares which the Corporation shall have authority to issue is 135,000,000 of which 125,000,000 shall be Common Stock, par value $0.01 per share, and 10,000,000 shares shall be Preferred Stock, par value $0.01 per share.”

The balance of Article Fourth shall remain unchanged.

3.                                      This amendment of the Corporation’s certificate of incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated as of January 24, 2001

COMMUNICATION INTELLIGENCE
CORPORATION

/s/ Guido DiGregorio
Guido DiGregorio
President and Chief Executive Officer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 01/24/2001
010039550 - 2103295